Exhibit 5

March 13, 2008

Westar Energy, Inc.

818 S. Kansas Avenue

Topeka, Kansas 66612

Ladies and Gentlemen:

As Vice President, General Counsel and Corporate Secretary of Westar Energy, Inc. (the “Company”), and in connection with the proposed issue and sale, from time to time, of up to 2,000,000 shares of common stock, par value $5.00 per share, of the Company (the “Common Stock”) pursuant to the Westar Energy, Inc. Long Term Incentive and Share Award Plan (As Amended and Restated January 1, 2005) (the “Plan”), with respect to which the Company is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

1.	Upon the satisfaction of all applicable conditions under the Plan thereto (in the case of restricted share units) or upon full payment therefor in accordance with the Plan (in the case of stock options), the Common Stock will be legally issued, validly outstanding, fully paid and nonassessable.

2.	I am a member of the bar of the State of Kansas and the foregoing opinion is limited to the laws of the State of Kansas, and to federal laws of the United States of America.

I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

Very truly yours,

/s/ Larry D. Irick
Larry D. Irick